UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2025

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue 20th Floor
New York, New York		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 323 421-5980

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VNCE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2025, Vince Holding Corp. (the "Company") filed a Current Report on Form 8-K (the "Original 8-K") announcing that Brendan L. Hoffman was expected to be appointed as the Company's Chief Executive Officer on or around February 3, 2025, and that David Stefko was expected to step down as interim Chief Executive Officer at that time. This Current Report on Form 8-K/A amends the Original 8-K to include information about Mr. Hoffman's appointment and the compensatory arrangement that was entered into in connection with his appointment as Chief Executive Officer of the Company.

On February 3, 2025, the Board of Directors of the Company (the "Board") approved the appointment of Mr. Hoffman to serve as the Chief Executive Officer of the Company, effective February 6, 2025. David Stefko, who was appointed interim Chief Executive Officer of the Company on March 26, 2024, will resign from such position effective February 6, 2025, but remain with the Company for a transition period in a non-executive capacity and will continue to serve as a member of the Board.

Mr. Hoffman, age 56, co-founded P-180, Inc. ("P-180") in May 2024, where he also served as CEO until his resignation prior to accepting the position of Chief Executive Officer of the Company. Previously, he held leadership positions at Wolverine Worldwide, serving as Chief Executive Officer from January 2022 to August 2023 and President from September 2020 to January 2022. From October 2015 to August 2020, Mr. Hoffman was Chief Executive Officer of Vince Holding Corp. Prior to that, Mr. Hoffman served as Chief Executive Officer and President of Bon-Ton Stores Inc. from February 2012 to August 2014, served as a member of the Board of Directors of Pier 1 Imports, including as a member of the audit committee, from January 2011 to December 2020, and President and Chief Executive Officer of Lord & Taylor, a division of Hudson’s Bay Trading Company from October 2008 to January 2012.

Concurrently with his appointment, Mr. Hoffman has entered into an employment agreement (the “Agreement”) with the Company. The Agreement provides for the following compensation for Mr. Hoffman: (i) a base salary of $725,000; and (ii) an annual cash bonus opportunity at target of 100% of base salary, provided predetermined performance metrics are met. Under the Agreement, Mr. Hoffman is not eligible to receive any equity grants or participate in any equity compensation program. If Mr. Hoffman’s employment is terminated by the Company without “cause” (as such term is defined in the Agreement), Mr. Hoffman will be eligible to receive severance benefits that include: (i) payment of an amount equal to twelve (12) months of his base salary (to be offset by compensation from any subsequent re-employment during the 12-month period); (ii) a pro-rated annual bonus for the year in which employment is terminated, to the extent earned based on audited results; (iii) all “accrued benefits” (as defined in the Agreement); and (iv) payment of the employer portion of applicable COBRA premiums during the COBRA subsidy period. The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which will be included as an exhibit to the Company's annual report on Form 10-K for the fiscal year ending February 1, 2025.

In addition, the Board has elected Mr. Hoffman to serve on the Board as a Class II director, effective as of February 6, 2025. Mr. Hoffman will not serve on any committee of the Board and will not receive any compensation from the Company for serving on the Board. Mr. Hoffman brings to the Board over 35 years of experience in the retail industry, with strong merchandising skills, in-depth knowledge of the department store channel, and e-commerce experience.

Mr. Hoffman beneficially owns a majority of the common equity interests in, and is a director of, P-180, which, through P-180 Vince Acquisition Co. (together with P-180 and its affiliates, the "P-180 Entities"), beneficially owns approximately 65% of the outstanding shares of the Company's common stock. Pursuant to the Company’s bylaws, so long as the P-180 Entities beneficially own at least 30% of the then outstanding shares of the Company’s common stock, P-180 Vince Acquisition Co. has the right to designate the majority of the Board and to designate the chairman of the Board and the chairman of each committee of the Board.

There are no family relationships between Mr. Hoffman and any director, executive officer or nominees thereof of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vince Holding Corp.

Date:	February 5, 2025	By:	/s/ Akiko Okuma
Akiko Okuma Chief Administrative Officer and General Counsel